Exhibit 99.1
Sonder Holdings Inc. Appoints Katherine Potter as General Counsel

THORNTON, Colo., September 11, 2023 -- Sonder Holdings Inc. (NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, today announced the appointment of Katherine Potter as General Counsel, effective September 11, 2023.

“Katie brings seasoned executive leadership to the Sonder team. She offers more than two decades of experience advising and leading businesses, in sectors including commercial real estate, health and wellness, and hospitality. With her track record at publicly traded companies and expertise in aligning legal considerations with business objectives, she will be an invaluable addition to Sonder as we continue on our mission to revolutionize hospitality,” said Francis Davidson, Co-Founder and CEO of Sonder.

“I’m excited to join Sonder at this pivotal moment for the company, leading the global legal team in support of Sonder’s continued growth and value creation. I look forward to partnering with teams and stakeholders across the business to deliver on our strategy, protect our interests and reputation, and continue developing a world-class legal function,” said Katherine Potter, General Counsel at Sonder.

After serving as its General Counsel for almost a decade, Potter was most recently Chief Executive Officer at AlerisLife Inc., and held several executive leadership positions at The RMR Group Inc. including Senior Vice President and Assistant General Counsel. Prior to that, she served at two accomplished Boston law firms. Potter has also served as a strategic advisor to organizations in the health and wellness, hospitality, and travel and leisure industries.

About Sonder

Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on X (Twitter), Instagram or Linkedin.

Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com